DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation Reports Second Quarter 2015 Results

Downingtown PA., July 23, 2015 – DNB Financial Corporation (Nasdaq: DNBF), today reported net income available to common stockholders of $1.2 million, or $0.43 per diluted share, for the quarter ending June 30, 2015, compared with $1.1 million, or $0.38 per diluted share, for the same quarter, last year.  Net income available for common shareholders for the first half of 2015 was $2.5 million, or $0.86 per diluted share, compared with $2.1 million, or $0.73 per diluted share, in the prior year period. DNB Financial Corporation (the “Company”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

Second Quarter 2015 Highlights

•	Wealth management assets under care grew to $189.4 million as of June 30, 2015, which represents a 19.4% increase from June 30, 2014.
•	Total loans increased 7.6% on a year-over-year basis and 1.8% (not annualized) on a sequential quarter basis.
•	Asset quality remained strong. As of June 30, 2015, non-performing loans were 0.98% of total loans compared with 1.47% as of March 31, 2015.
•	Core deposits were up 12.8% on a year-over-year basis and 1.2% (not annualized) on a sequential quarter basis. As of June 30, 2015, core deposits were 88% of total deposits.
•	The Company paid a quarterly cash dividend of $0.07 on June 22, 2015.

William S. Latoff, Chairman and CEO, commented: “We are pleased with our strong second quarter results, accomplished in the face of sustained net interest margin pressure largely due to the prolonged low-interest rate environment. Our solid loan growth was achieved while maintaining pricing and credit discipline. We are particularly encouraged by our ability to build wealth management assets, through strategic initiatives to expand banking relationships.”

Income Statement Summary

The Company’s performance resulted in a return on average assets of 0.66% and 0.68% for the second quarter and first six months of 2015, respectively. The return on average equity was 8.8% and 8.4% for the same periods, respectively.

Total interest income for the three months ending June 30, 2015 was $6.1 million, which represented a $254,000, or 4.3% increase compared with the three months ending June 30, 2014 and a $135,000, or 2.3% (not annualized), increase from $6.0 million for the three months ending March 31, 2015.  Total interest expense rose to $678,000 for the second quarter of 2015, compared with $581,000 for the second quarter of 2014, and $606,000 for the three months ending March 31, 2015.  The increase was primarily due to the issuance of $9.8 million of subordinated debt at the end of the first quarter. Proceeds from this issuance were used to partially pay back funds received under the Small Business Lending Fund (SBLF). Overall, the weighted average cost of funds remained at a historically low level.

The net interest margin for the second quarter of 2015 was 3.11%, compared with 3.36% for the second quarter of 2014 and 3.14% for the first quarter of 2015.  On a consecutive quarter basis, the Company's net interest margin has been relatively stable in 2015, despite continuing pressure due to the low-interest rate environment and intense pricing competition for quality lending business. As in past quarters, the Company partially offset this pressure by growing lower-cost core deposits while trimming time deposits, and through the opportunistic use of wholesale borrowings at attractive rates.  As of June 30, 2015, the loan-to-deposit ratio was 75.41%, which indicates that the Company is largely core-funded.

Total non-interest income for the second quarter of 2015 was $1.3 million, which was a $224,000, or 20.1% increase, from the second quarter of 2014.  On a sequential quarter basis, total non-interest income was relatively unchanged.  The primary driver of the year-over-year increase was a strong 30.0% growth from the Company’s wealth management business and a $185,000 gain on Small Business Administration (SBA) loan sales.  Wealth management fees were $422,000 for the quarter ending June 30, 2015, which represented nearly one-third of total fee income.

Non-interest expense was $4.7 million for the second quarter of 2015, which represented an increase of only 1.1% from that of the corresponding quarter last year, reflecting management’s emphasis on controlling expenses.  Annual increases in salary and employee benefit costs were largely offset by declines in occupancy expense, and professional and consulting fees.

The effective tax rate for the quarter ending June 30, 2015 was 25.2%, compared with 24.4% for the corresponding quarter in 2014. Increased earnings was the primary reason for the higher effective rate.

Balance Sheet Summary

As of June 30, 2015, total assets were $755.9 million compared with $748.4 million as of March 31, 2015, and $685.2 million as of June 30, 2014.  The increase in total assets over the past year was primarily due to strong loan growth, which was accompanied by a smaller increase in investment securities.  Solid loan growth reflects the Company’s commercial banking initiatives and attractive markets.

Total loans grew $33.3 million or 7.6% to $472.3 million as of June 30, 2015, from $439.0 million as of June 30, 2014.  On a sequential quarter basis, total loans increased 1.8% (not annualized) from $464.1 million as of March 31, 2015.  As of June 30, 2015, total loans were 62.5% of total assets compared with 64.1% as of June 30, 2014, reflecting strong core deposit growth that has outpaced loan growth. The Company remains challenged to grow quality loans in a competitive market, while maintaining its conservative underwriting standards.

Total core deposits continued to grow during the second quarter of 2015 and were 88.0% of total deposits as of June 30, 2015.  The increase in core deposits was primarily due to a $9.2 million rise in demand deposits, which was partially offset by a $6.2 million decrease in NOW accounts.  Time deposits, which declined $16.1 million, were partially offset by an $8.4 million increase in brokered deposits in the second quarter.  Total deposits were $626.4 million as of June 30, 2015, compared with $575.6 million as of June 30, 2014 and $627.3 million at March 31, 2015.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  At June 30, 2015 the Tier 1 leverage ratio was 9.02%, the Tier 1 risk-based capital was 12.43%, and the total risk based capital ratio was 15.21%. As of the same date, the total shareholder equity-to- total assets ratio was 7.49% and the tangible common equity-to-tangible assets ratio was 7.05%.  Tangible book value per share was $18.96 as of June 30, 2015, compared with $18.83 as of March 31, 2015, and $18.26 as of December 31, 2014.

Asset Quality Summary

Asset quality remained strong although net charge-offs increased to 0.43% of average loans for the quarter ending June 30, 2015, compared with lower levels for the previous four quarters.  The increase was primarily due to the write down of three non-performing loans based on recent valuations.  Total non-performing assets, including loans and other real estate property, were $6.6 million as of June 30, 2015 compared with $7.7 million as of March 31, 2015 and $6.1 million as of June 30, 2014.  The ratio of non-performing assets to total assets was 0.88% and non-performing loans were 0.98% of total loans as of June 30, 2015.  As of the same date, the allowance for credit losses to total loans ratio was 1.08%. The Company’s allowance for credit losses as a percentage of non-performing loans increased to 110.3% on June 30, 2015, from 76.24% at March 31, 2015 as a result of the write downs previously mentioned.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and longer duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the Bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on Nasdaq's Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

DNB Financial Corporation (the "Corporation"), may from time to time make written or oral "forward-looking statements," including statements contained in the Corporation's filings with the Securities and Exchange Commission including this press release and in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Corporation's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Corporation's products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
EARNINGS:
Interest income	$6,131	$5,877	$12,127	$11,679
Interest expense	678	581	1,284	1,206
Net interest income	5,453	5,296	10,843	10,473
Provision for credit losses	415	255	715	630
Non-interest income	1,142	1,012	2,193	1,996
Gain on sale of investment securities	11	102	64	337
Gain on sale of SBA loans	185	0	416	0
Loss on sale / write-down of OREO and ORA	0	1	0	7
Non-interest expense	4,724	4,673	9,548	9,361
Income before income taxes	1,652	1,481	3,253	2,808
Income tax expense	417	361	766	684
Net income	1,235	1,120	2,487	2,124
Preferred stock dividends and accretion of discount	8	33	34	70
Net income available to common stockholders	$1,227	$1,087	$2,453	$2,054
Net income per common share, diluted	$0.43	$0.38	$0.86	$0.73

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	Dec 31,	June 30,
	2015	2014	2014
FINANCIAL POSITION:
Cash and cash equivalents	$27,493	$12,504	$28,428
Investment securities	231,712	231,656	194,771
Loans held for sale	0	617	0
Loans	472,335	455,603	439,022
Allowance for credit losses	(5,108)	(4,906)	(4,887)
Net loans	467,227	450,697	434,135
Premises and equipment, net	6,629	7,668	7,973
Other assets	22,882	20,188	19,855
Total assets	$755,943	$723,330	$685,162

Deposits	$626,376	$605,083	$575,569
FHLB advances	20,000	20,000	10,000
Repurchase agreements	28,211	19,221	23,939
Other borrowings	9,764	9,784	9,802
Subordinated debt	9,750	0	0
Other liabilities	5,218	5,334	4,155
Stockholders' equity	56,624	63,908	61,697
Total liabilities and stockholders' equity	$755,943	$723,330	$685,162

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2015	2015	2014	2014	2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,227	$1,226	$1,419	$1,196	$1,087
Basic earnings per common share	$0.44	$0.44	$0.51	$0.43	$0.39
Diluted earnings per common share	$0.43	$0.43	$0.50	$0.43	$0.38
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$19.04	$18.91	$18.32	$17.81	$17.62
Tangible book value per common share	$18.96	$18.83	$18.26	$17.74	$17.55
Average common shares outstanding	2,802	2,786	2,776	2,769	2,763
Average diluted common shares outstanding	2,848	2,833	2,822	2,817	2,810

Performance Ratios
Return on average assets	0.66%	0.69%	0.82%	0.72%	0.67%
Return on average equity	8.75%	8.13%	9.04%	7.82%	7.35%
Return on average tangible equity	8.79%	8.15%	9.06%	7.84%	7.38%
Net interest margin	3.11%	3.14%	3.25%	3.33%	3.36%
Efficiency ratio	67.29%	69.87%	70.45%	68.76%	71.97%

Asset Quality Ratios
Net charge-offs to average loans	0.43%	0.01%	0.16%	0.27%	0.11%
Non-performing loans/Total loans	0.98%	1.47%	1.50%	1.34%	1.18%
Non-performing assets/Total assets	0.88%	1.03%	1.07%	1.00%	0.89%
Allowance for credit loss/Total loans	1.08%	1.12%	1.08%	1.09%	1.11%
Allowance for credit loss/Non-performing loans	110.29%	76.24%	71.59%	81.01%	94.62%

Capital Ratios
Total equity/Total assets	7.49%	7.51%	8.84%	8.97%	9.00%
Tangible equity/Tangible assets	7.48%	7.49%	8.82%	8.95%	8.95%
Tangible common equity/Tangible assets	7.05%	7.06%	7.02%	7.08%	7.06%
Tier 1 leverage ratio	9.02%	8.98%	10.55%	10.75%	10.76%
Common tier 1 risk-based capital ratio	10.17%	10.28%	n/a	n/a	n/a
Tier 1 risk-based capital ratio	12.43%	12.63%	14.90%	14.84%	14.88%
Total risk-based capital ratio	15.21%	15.51%	15.92%	15.86%	15.92%

Wealth Management
Assets under care*	$189,411	$178,339	$163,807	$161,068	$158,688

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2015	2015	2014	2014	2014
EARNINGS:
Interest income	$6,131	$5,996	$6,012	$5,905	$5,877
Interest expense	678	606	561	544	581
Net interest income	5,453	5,390	5,451	5,361	5,296
Provision for credit losses	415	300	200	300	255
Non-interest income	1,142	1,051	1,063	1,041	1,012
Gain on sale of investment securities	11	53	435	86	102
Gain (loss) on sale of SBA loans	185	231	0	0	0
Loss on sale / write-down of OREO and ORA	0	0	0	0	1
Non-interest expense	4,724	4,824	4,732	4,532	4,673
Income before income taxes	1,652	1,601	2,017	1,656	1,481
Income tax expense	417	349	566	427	361
Net income	1,235	1,252	1,451	1,229	1,120
Preferred stock dividends and accretion of discount	8	26	32	33	33
Net income available to common stockholders	$1,227	$1,226	$1,419	$1,196	$1,087
Net income per common share, diluted	$0.43	$0.43	$0.50	$0.43	$0.38

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2015	2015	2014	2014	2014
FINANCIAL POSITION:
Cash and cash equivalents	$27,493	$28,335	$12,504	$23,891	$28,428
Investment securities	231,712	232,958	231,656	198,086	194,771
Loans held for sale	0	0	617	0	0
Loans and leases	472,335	464,100	455,603	449,407	439,022
Allowance for credit losses	(5,108)	(5,190)	(4,906)	(4,887)	(4,887)
Net loans and leases	467,227	458,910	450,697	444,520	434,135
Premises and equipment, net	6,629	7,490	7,668	7,825	7,973
Other assets	22,882	20,747	20,188	21,098	19,855
Total assets	$755,943	$748,440	$723,330	$695,420	$685,162

Demand Deposits	$122,642	$113,419	$102,107	$116,758	$116,989
NOW	209,606	215,799	205,816	173,168	174,044
Money markets	145,283	144,648	143,483	143,771	133,479
Savings	73,461	70,363	66,634	64,550	63,844
Core Deposits	550,992	544,229	518,040	498,247	488,356
Time deposits	56,729	72,784	76,805	80,898	79,494
Brokered deposits	18,655	10,248	10,238	10,221	7,719
Total Deposits	626,376	627,261	605,083	589,366	575,569
FHLB advances	20,000	20,000	20,000	10,000	10,000
Repurchase agreements	28,211	20,316	19,221	19,330	23,939
Subordinated debt	9,750	0	0	0	0
Other borrowings	9,764	19,524	9,784	9,793	9,802
Other liabilities	5,218	5,166	5,334	4,568	4,155
Stockholders' equity	56,624	56,173	63,908	62,363	61,697
Total liabilities and stockholders' equity	$755,943	$748,440	$723,330	$695,420	$685,162